Lang Michener LLP
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File Number: 58414-0007-general

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November 6, 2006

Exhibit 5.1

Ruby Creek Resources Inc.
Suite 600, 890 West Pender Street
Vancouver, British Columbia, Canada, V6C 1K4

Attention:        Board of Directors

Dear Sirs:

Ruby Creek Resources Inc. - Registration Statement on Form SB-2

             We have acted as counsel for Ruby Creek Resources Inc., a British Columbia corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 2,737,000 shares of the Company's common stock (the "Shares") by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

             In rendering the opinion set forth below, we have reviewed and read: (a) the Registration Statement dated November 6, 2006 and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Shares to the Selling Shareholders; (d) subscription agreements entered into between the Selling Shareholders and the Company for the purchase of the Shares; (e) an Officer's Certificate executed by Brian Roberts, the President and Chief Executive Officer of the Company; and (f) other documents as we have deemed relevant.

             For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (f) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (f) above) that is referred to or incorporated by reference into, the documents reviewed by us.

             Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock.

             Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

    the foregoing opinion is limited to British Columbia law, including all applicable provisions of any statute promulgated by the Province of British Columbia, statutory provisions of the Province of British Columbia and reported judicial decisions of the courts of the Province of British Columbia interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

    we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for my review, have not been and will not be altered or amended in any respect;

    we have assumed that each subscription agreement executed between the Selling Shareholders and the Company pursuant to which the Shares have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms; and

    we have assumed that each of the statements made and certified in the attached Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being referred to in the section of the Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours very truly,

/s/ Lang Michener LLP